Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Omnibus Stock Incentive Plan (as amended May 24, 2023) of Douglas Emmett, Inc. of our reports dated February 17, 2023, with respect to the consolidated financial statements of Douglas Emmett, Inc. and the effectiveness of internal control over financial reporting of Douglas Emmett, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
August 15, 2023